UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 24, 2023

GULFPORT ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-19514	86-3684669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

713 Market Drive Oklahoma City, Oklahoma	73114
(Address of principal executive offices)	(Zip code)

(405) 252-4600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered	Trading Symbol
Common stock, par value $0.0001 per share	The New York Stock Exchange	GPOR

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2023, the Board of Directors (the “Board”) of Gulfport Energy Corporation (the “Company”) appointed John Reinhart as Chief Executive Officer of the Company, effective as of January 24, 2023 (the “Effective Date”). Mr. Reinhart succeeds Timothy Cutt, who resigned as Chief Executive Officer of the Company, effective as of the Effective Date, and was appointed as Executive Chairman of the Company, effective as of the Effective Date.

Reinhart Employment Agreement and Equity Awards

In connection with Mr. Reinhart’s appointment as Chief Executive Officer of the Company, he and the Company entered into an Employment Agreement (the “Employment Agreement”), effective as of the Effective Date. The Employment Agreement provides for, among other things, (i) an initial employment term ending on December 31, 2026, with one-year automatic renewals unless either party provides at least 90 days’ prior written notice of its intention to not extend the term; provided, that if a Change in Control (as defined in the Gulfport Energy Corporation 2021 Stock Incentive Plan, as may be amended from time to time (the “Plan”)) occurs, the employment term will be extended to the later of the original expiration date of the term and the expiration of the 24 month period following the effective date of such Change in Control, (ii) an annualized base salary of $785,000, (iii) eligibility to receive an annual performance-based cash bonus, with the target value for fiscal year 2023 equal to 120% of his base salary, and (iv) eligibility to receive annual grants of incentive equity awards pursuant to the Plan, as determined in the sole discretion of the Company’s Compensation Committee.

Under the Employment Agreement, if Mr. Reinhart’s employment is terminated by the Company without Cause or if Mr. Reinhart resigns for Good Reason (each as defined in the Employment Agreement), Mr. Reinhart will receive, subject to his execution and non-revocation of a release of claims against the Company and its affiliates and his continued compliance with restrictive covenants, (i) a cash severance payment equal to one times the sum of his then-current base salary plus his target annual bonus for the fiscal year in which such termination occurs (which is increased to three times the sum of base salary and target annual bonus in the event such a termination occurs within 24 months following a Change in Control), (ii) payment of the prorata portion of his target annual bonus for the fiscal year in which such termination occurs, and (iii) subject to Mr. Reinhart’s timely election of continuation coverage under COBRA, a cash payment equal to his aggregate monthly COBRA premiums for the 12 month period following such termination date, to be used by Mr. Reinhart to subsidize his COBRA premiums (which is increased to 18 months in the event such a termination occurs within 24 months following a Change in Control), in each case, payable in a lump sum on the 60th date following such termination date.

The Employment Agreement also provides for the following restrictive covenants: (i) non-solicitation of customers, employees and independent contractors during employment and for 12 months following termination, (ii) non-disclosure of confidential information and trade secrets, and (iii) assignment of intellectual property.

The foregoing description of the terms of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1.

In addition, in connection with Mr. Reinhart’s appointment as Chief Executive Officer of the Company, subject to approval by the Company’s Compensation Committee and contingent upon Mr. Reinhart commencing employment with the Company on the Effective Date, Mr. Reinhart will be granted an initial equity award under the Plan, with a target value equal to approximately $4,250,000. Such award will be granted as follows: (i) 40% in the form of time-based restricted stock units, granted pursuant to the Form of Employee Restricted Stock Unit Award Agreement which was filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 1, 2022, and (ii) 60% in the form of performance-based restricted stock units, granted pursuant to the Form of Performance-Based Restricted Stock Unit Award Agreement (which was filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 1, 2022).

Reinhart Indemnification Agreement

On the Effective Date, Mr. Reinhart entered into an Indemnification Agreement with the Company (the “Indemnification Agreement”). This Indemnification Agreement requires the Company to indemnify Mr. Reinhart to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance certain expenses incurred as a result of any proceeding against him as to which he could be indemnified.

The foregoing description of the terms of the Indemnification Agreement is not complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, a copy of which is attached hereto as Exhibit 10.2.

Cutt Transition Agreement

On the Effective Date, Mr. Cutt entered into a Transition and Services Agreement with the Company (the “Transition Agreement”).

Pursuant to the Transition Agreement, effective as of the Effective Date, Mr. Cutt will step down as the Chief Executive Officer of the Company, and will assume the role of Executive Chairman of the Company. It is expected that Mr. Cutt will continue to remain employed with the Company as the Executive Chairman of the Board until March 1, 2023 (such date, the “Separation Date”, and such period, the “Transition Period”). Mr. Cutt’s employment with the Company will be terminated on the Separation Date, however, Mr. Cutt will continue to serve on the Board as its Chairman following the Separation Date.

The Transition Agreement provides that Mr. Cutt will receive, subject to his continued employment with the Company as Executive Chairman of the Board through the Separation Date, his execution and non-revocation of a release of claims against the Company and its affiliates, and his continued compliance with the restrictive covenants contained in his employment agreement, dated April 29, 2022, (i) payment of his base salary during the Transition Period, at the rate in effect as of the date Mr. Cutt stepped down as Chief Executive Officer, (ii) payment of his annual bonus for fiscal year 2022, based on actual performance, payable at the same time as such bonus is paid to other executive officers, but in no event later than March 15, 2023, and (iii) payment of the prorata portion of his target annual bonus for fiscal year 2023, determined based on the number of days Mr. Cutt remains employed as Executive Chairman of the Board during the Transition Period, payable on March 31, 2023.

Following the expiration of the Transition Period, in consideration for Mr. Cutt’s service as Chairman of the Board, Mr. Cutt will be entitled to receive compensation pursuant to the Company’s non-employee director compensation policy. In addition, the Transition Agreement provides that any outstanding time-based restricted stock units and/or performance-based restricted stock units held by Mr. Cutt as of the Separation Date will continue to be eligible to vest following such date in accordance with the vesting provisions contained in the applicable award agreement during the period in which he continues to provide services to the Company as a member of the Board.

The foregoing description of the terms of the Transition Agreement is not complete and is qualified in its entirety by reference to the full text of the Transition Agreement, a copy of which is attached hereto as Exhibit 10.3.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, by and between Gulfport Energy Corporation and John Reinhart.

10.2	Indemnification Agreement, by and between Gulfport Energy Corporation and John Reinhart.

10.3	Transition and Services Agreement, by and between Gulfport Energy Corporation and Timothy Cutt.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2023	Gulfport Energy Corporation

	By:	/s/ Patrick K. Craine
	Name:	Patrick K. Craine
	Title:	Chief Legal and Administrative Officer and Corporate Secretary

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